Exhibit 99.1

Cision Agrees to Acquire PRIME Research

Leading Provider of Data-Driven Software and Services for Communications Professionals Expands Portfolio and Global Footprint

CHICAGO, Dec. 26, 2017 /PRNewswire/ -- Cision (NYSE: CISN) announced today that it has signed a definitive agreement to acquire PRIME Research ("PRIME"), a leading global provider of media measurement and analysis services. By adding PRIME to its portfolio, Cision will expand its comprehensive data-driven offerings that help communications professionals identify influencers, craft meaningful campaigns, and attribute business value to those efforts.

"Earned media often receives less budget than paid and owned media due to the inability to quantify the value of communications and PR programs," said Kevin Akeroyd, Cision CEO. "Adding PRIME's leading media monitoring and analysis capabilities to Cision's portfolio will improve the communicator's ability to measure earned media ROI and better align their campaigns with paid and owned channels."

PRIME provides real-time monitoring and analysis across digital, print, television, radio, and online channels. Its monitoring also includes major social channels, including Facebook, Twitter, Instagram and YouTube. Serving global brands, PRIME brings deep expertise and IP across a number of key vertical markets, including automotive, retail, pharma, financial services, and tech.

"With the breadth of its software, services, and distribution network, Cision provides one of the most comprehensive portfolios in the world to people who work in communications," said Dr. Rainer Mathes, Ph.D., founder and president of PRIME Research." Joining Cision will deliver even more value to our customers as we seek to provide them with the industry's strongest solutions for communication measurement and insights."

The transaction is expected to close in January of 2018. The closing of the transaction is subject to customary closing conditions, including regulatory approval.

About Cision

Cision Ltd. (NYSE: CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 3,000 employees with offices in 15 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

About PRIME Research

From eight international offices and in over 100 languages, PRIME marries talent with technology to help communicators demonstrate and generate PR value and ROI. The firm integrates, analyzes and evaluates media performance across all channels – social, digital, print and broadcast – to deliver actionable insights and strategic guidance for better communications and business results. PRIME has over 700 employees with offices in the Brazil, China, Germany, Switzerland, the United Kingdom, and the United States.

Media Contacts

Nick Bell

VP, Marketing Communications

CisionPR@cision.com

Danielle Tarp

VP, Blanc & Otus

danielle.tarp@blancandotus.com

Investor Contact

Jack Pearlstein

Chief Financial Officer

Jack.Pearlstein@Cision.com